UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 29, 2012

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

143 Varick Street, New York, NY	10013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	212-231-2000

15550 Lightwave Drive, Suite 300, Clearwater, FL
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2012  Inuvo, Inc. (the “Company”) and certain of its subsidiaries entered into a Business Financing Agreement with Bridge Bank, National Association (“Bridge Bank’) for a $10 million accounts receivable revolving credit facility (the “Revolving Credit Line”) and a $5 million term loan (the “Term Loan”).  The Revolving Credit Line with Bridge Bank will replace the Company’s current $8 million revolving credit facility with Bridge Bank. The new credit facility will be used primarily to satisfy the working capital needs of the Company following the closing of the merger with Vertro, Inc. described later in this report, and was a condition precedent to the closing of the merger.

Subject to the terms of the agreement, the Company is entitled to obtain advances against the Revolving Credit Line from time to time in an amount equal to the greater of the borrowing base (80% of the eligible receivables less reserves the lender may request) plus $1 million or the credit limit of $10 million.  In addition, subject to the terms of the agreement, the Company is entitled to borrow up to $5 million under the Term Loan portion  of the credit facility, which is repayable in 45 equal monthly installments beginning June 2012.   As collateral for credit facility, the Company granted Bridge Bank a blanket security interest in its assets, including all of its intellectual property, and the assets of its subsidiaries.  The Revolving Credit Line portion of the credit facility expires on February 28, 2014, at which time all loan advances under the Revolving Credit Line become due and payable. The Term Loan expires in February 2016.

Interest on the Revolving Credit Line is payable monthly at prime plus 0.5% plus a monthly maintenance fee of 0.125 percentage points on the average daily account balance.  Interest on the Term Loan bears interest at prime plus 1%.  In connection with establishing the credit facility, the Company incurred fees payable to Bridge Bank of approximately $100,000.

The agreement contains customary representation, warranties, and affirmative and negative covenants for facilities of this type, including certain restrictions on dispositions of the Company’s and its subsidiaries’ assets, changes in business, change in control, mergers and acquisitions, payment of dividends and incurrence of certain indebtedness and encumbrances.  The agreement also contains certain customary events of default, including payment defaults and breach of representations, warranties and covenants.  If an event of default occurs and is continuing, Bridge Bank has certain rights and remedies under the agreement, including declaring all outstanding borrowing immediately due and payable, ceasing to advance money or extend credit, and rights of set-off.

The foregoing description of the Business Financing Agreement does not purport to be complete and is qualified in it is entirety by reference to the agreement and related security agreements which are filed as Exhibits 10.1, 10.6 and 10.7 to this report and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 1, 2012, the Company completed its previously announced merger with Vertro, Inc. (“Vertro”).  Pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Anhinga Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Vertro, dated October 16, 2012, Merger Sub was merged with and into Vertro, with Vertro surviving the merger (the “Merger”) and becoming a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, the Company issued to Vertro stockholders 1.546 shares of its common stock for each outstanding share of Vertro common stock. Upon closing the shares of Vertro common stock, which traded under the symbol “VTRO,” have ceased trading on, and are being delisted from, the NASDAQ Capital Market.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in it is entirety by reference to the Merger Agreement, which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the description of the Business Financing Agreement with Bridge Bank set forth under Item 1.01 of this report.

Item 5.01	Changes of Control of Registrant.

Upon completion of the Merger, Company stockholders prior to the Merger hold approximately 47.2% of the outstanding common stock of the combined company, and Vertro stockholders prior to the Merger hold approximately 52.8% of the outstanding common stock of the combined company. Assuming the exercise of all the outstanding options (whether or not vested) and warrants of both the Company and Vertro, the stockholders of Company prior to the Merger hold approximately 50.4% of the outstanding common stock of the combined company, and the Vertro stockholders prior to the Merger hold approximately 49.6% of the outstanding common stock of the combined company. Pursuant to the terms of the Merger Agreement, the Company increased the size of its board of directors from five members to seven members, two members of the board of directors resigned, and three former members of the Vertro board of directors were appointed to the Company board of directors.  The board of directors expects to identify a seventh director and make the appointment within the near future.

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Board of Directors

On March 1, 2012, in connection with the closing of the Merger described in Item 1.01 of this report, as contemplated by the Merger Agreement Messrs. Mitchell Tuchman and John (Jack) Balousek resigned as members of the Company’s board of directors and Messrs. Peter Corrao and Joseph P. Durrett and Dr. Adele Goldberg were appointed to the Company’s board of directors.  Following these actions, the Company’s board of directors is now comprised of Richard K. Howe (Executive Chairman), Charles D. Morgan, Charles Pope, Dr. Goldberg and Messrs. Durrett and Corrao.

Mr. Durrett and Dr. Goldberg are considered independent directors as defined in the NYSE Amex Company Guide.  It is expected that the new independent members of the Company’s board of directors will be compensated for their services as directors in accordance with the Company’s director compensation policy.  Mr. Corrao, who is not considered an independent director, will not receive any compensation for his service as a director.

On March 1, 2012 the Company’s board of directors also took the following actions with respect to committees of the board:

•           Mr. Durrett was appointed to the Audit Committee of the Board of Directors, to serve along with Mr. Pope (Chairperson);

•           the Compensation Committee and the Nominating and Corporate Governance Committee were combined into one new committee, the Compensation, Nominating and Corporate Governance Committee.  Messrs. Durrett (Chairperson), Pope and Morgan were appointed as members of the committee; and

•           the board of directors created a new committee titled the Strategy and Risk Committee.  Dr. Goldberg (Chairperson) and Messrs. Howe and Morgan were appointed as members of the committee.

Executive officers

As contemplated by the Merger Agreement, on March 1, 2012, Mr. Richard K. Howe, who previously served as the Company’s Chief Executive Officer and President, resigned those positions and was appointed Executive Chairman of the Company’s board of directors and Mr. Corrao was appointed the Company’s Chief Executive Officer and President.   Mr. Corrao, age 57, had been a director and chief executive officer of Vertro since April 2006. From September 2005 to April 2006, Mr. Corrao served as chief operating officer of Vertro and prior to that served as chief executive officer and a consultant for Bluestreak.com, Inc., a marketing corporation, from September 2001 to January 2005.

Also as contemplated by the Merger Agreement, on March 1, 2012 John B. Pisaris, Esq., who had served as Vertro’s General Counsel and Secretary, was appointed General Counsel of the Company.  Mr. Pisaris, age 46, has served as general counsel of Vertro since October 2004. From February 2004 to September 2004, Mr. Pisaris served as vice president of legal of Vertro, and prior to that was a partner at Porter Wright Morris & Arthur, LLP, a law firm, from January 2002 to January 2004.

Executive employment agreements

On March 1, 2012, the Company entered into employment agreements with each of Messrs. Howe, Ruiz, Corrao and Pisaris pursuant to the terms of the Merger Agreement.  The employment agreements entered into by Messrs. Howe, Ruiz, Corrao, and Pisaris, each referred to as an executive, have an initial term of one year, after which each executive’s employment agreement automatically renews for additional one-year periods on the same terms and conditions, unless either party to the agreement exercises the respective termination rights available to such party in the agreement.  The employment agreements provide for a minimum annual base salary of $395,000 for Mr. Corrao, $395,000 for Mr. Howe, $335,000 for Mr. Pisaris, and $275,000 for Mr. Ruiz.  The employment agreements require the Company to compensate the executives and provide them with certain benefits if their employment is terminated. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated:

•	by the Company for cause (as defined in the employment agreements);

•	by the Company without cause, or by the executive for good reason (as defined in the employment agreements);

•	due to death or disability; or

•	by the executive without good reason.

In the event of a termination by the Company without cause or a termination by the executive for good reason, the executive would be entitled to receive the following:

•
his earned but unpaid basic salary through the termination date, plus a portion of the executive’s bonus based upon the bonus he would have earned in the year in which his employment was terminated, pro-rated for the amount of time employed by the Company during such year and paid on the original date such bonus would have been payable;

•
an amount payable over the 12-month period following termination equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to the executive during the four fiscal quarters prior to the date of termination (except that if a target bonus has been established for Mr. Corrao or Mr. Howe, each such person’s termination bonus is equal to his target bonus for the fiscal year in which the termination occurs, increased or decreased pursuant to actual performance versus targeted performance in the then current plan measured as of the end of the calendar month preceding the termination date), or in the event of a change of control (as defined below), the greater of the relevant calculation above or the bonus paid to the executive during the four fiscal quarters prior to the change of control;

•
any other amounts or benefits owing to the executive under the then-applicable employee benefit, long-term incentive, or equity plans and programs of the Company, within the terms of such plans, payable over the twelve-month period following termination; and

•	benefits (including health, life, and disability) as if the executive was still an employee during the 12-month period following termination.

Finally, in the event of a termination without cause by the Company, with good reason by the executive, or following a change of control (as defined in the employment agreements), any equity award held by the executive will immediately and fully vest and become exercisable throughout the full term of such award as if the executive were still employed by the Company.  In the event of a termination by the Company with cause, Messrs. Corrao, Pisaris, Ruiz and Howe would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination.

In the event of a termination by the Company of Messrs. Pisaris or Ruiz upon the death or permanent disability of such executive, the executive would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the date of termination, and over the 12 months following the date of termination an amount equal to 20% base salary at the time of termination for each year of employment with the Company or Vertro, capped at 100% of the base salary.

In the event of a termination by the Company of Messrs. Corrao or Howe upon the death or permanent disability of such executive, the executive would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, any other amounts or benefits owing to the executive under any then-applicable employee benefit, long-term incentive or equity plans and programs of the Company, and over the 12 months following the date of termination an amount equal to 20% base salary at the time of termination for each year of employment with the Company or Vertro, capped at 100% of the base salary.

In the event of a termination by Messrs. Pisaris or Ruiz without good reason, each such executive is entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, and the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by the Company prior to the date of termination.  In the event of a termination by Messrs. Corrao or Howe without good reason, each such executive is entitled to receive the earned but unpaid portion of his base salary through the termination date and any other amounts and benefits owing to the executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company.

The executive may terminate employment for any reason (other than good reason) upon giving 30 days’ advance written notice to the Company.  As to a termination by Messrs. Pisaris or Ruiz for any reason other than a good reason, the Company will pay the executive the earned but unpaid portion of his base salary through the termination date and any earned but unpaid vested incentive compensation under and consistent with plans adopted by the Company prior to the date of termination.  As to a termination by Messrs. Corrao or Howe for any reason other than a good reason, the Company will pay the executive the earned but unpaid portion of his base salary through the termination date and any other amounts and benefits owing to the executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company.

The foregoing description of the employment agreements is qualified by reference to the employment agreements which are filed as Exhibits 10.2, 10.3, 10.4 and 10.5 to this report and are incorporated herein by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 29, 2012, the Company’s board of directors adopted an amendment to the Company’s bylaws which increased the size of the board of directors from five to seven members, created the position of Executive Chairman as well as certain additional ministerial revisions.  A copy of the amendment to the bylaws is filed as Exhibit 3(ii).2 to this report.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On February 29, 2012, the Company held a special meeting of stockholders, where three proposals were voted upon.  The proposals are described in detail in the Company’s joint proxy statement/prospectus filed with the Securities and Exchange Commission on January 27, 2012.  Of the 10,035,791 shares of common stock outstanding and entitled to vote at the special meeting, 5,907,861 shares (or 58.9%), constituting a quorum, were represented in person or by proxy at the special meeting.

The final voting results on each proposal are set forth below.

Proposal 1.  The stockholders approved the issuance of the Company Common Stock in the Merger. The votes for the proposal were:

For	Against	Abstain	Broker Non-Votes
5,885,964	16,484	5,413	0

Proposal 2.  The stockholders approved Articles of Amendment to the Company’s Amended Articles of Incorporation increasing the number of authorized shares of common stock.  The votes for the proposal were:

For	Against	Abstain	Broker Non-Votes
5,885,435	17,019	5,407	0

Proposal 3.  The stockholders approved an amendment to the Company’s 2010 Equity Compensation Plan increasing the number of shares available for grants under the plan.  The votes for the proposal were:

For	Against	Abstain	Broker Non-Votes
4,799,481	1,101,673	6,707	0

Proposal 4.  The stockholders approved any motion to adjourn or postpone the Company’s special meeting to another time or place, if necessary, to solicit additional proxies if there were insufficient votes at the time of the Company’s special meeting to adopt any of the foregoing proposals.

For	Against	Abstain	Broker Non-Votes
4,528,582	1,370,796	8,843

The special meeting was not adjourned to a later date.

Item 7.01	Regulation FD Disclosure.

On March 1, 2012 the Company and Vertro issued a joint press release announcing the closing of the Merger.  A copy of this press release is furnished as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)           Financial statements of business acquired.

The audited consolidated balance sheets of Vertro as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2010 were previously reported in the Company’s registration statement on Form S-4, SEC File No. 333-177983, as amended, as declared effective by the SEC on November 27, 2012 (the “S-4”).  Pursuant to General Instruction B.3 of Form 8-K, such financial statements are not included in this Current Report on Form 8-K.

(b)           Pro forma financial information.

The unaudited condensed combined consolidated balance sheet for the Company and Vertro at September 30, 2011, the unaudited condensed combined consolidated statement of operations of the Company and Vertro for the nine months ended September 30, 2011, the unaudited condensed combined consolidated statement of operations of the Company and Vertro for the year ended December 31, 2010 and the related notes to unaudited proforma financial information were previously reported in the S-4.  Pursuant to General Instruction B.3 of Form 8-K, such financial statements are not included in this Current Report on Form 8-K.

(d)           Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated October 16, 2011 by and among Inuvo, Inc., Anhinga Merger Subsidiary, Inc. and Vertro, Inc. (incorporated by reference to Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 17, 2011).

3(ii).1	Bylaw amendment adopted February 29, 2012.
10.1	Business Financing Agreement dated March 1, 2012 with Bridge Bank, National Association
10.2	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Richard K. Howe.
10.3	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Peter Corrao.
10.4	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Wallace D. Ruiz.
10.5	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and John B. Pisaris.
10.6	Intellectual Property Security Agreement dated March 1, 2012 by and between Inuvo, Inc. and Bridge Bank, National Association.
10.7	Intellectual Property Security Agreements dated March 1, 2012 by and between the subsidaries and Bridge Bank, National Association.
99.1	Joint press release dated March 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.
Date: March 2, 2012	By:	/s/ Wallace Ruiz
Wallace Ruiz, Chief Financial Officer

EXHIBIT INDEX

2.1
Agreement and Plan of Merger dated October 16, 2011 by and among Inuvo, Inc., Anhinga Merger Subsidiary, Inc. and Vertro, Inc. (incorporated by reference to Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 17, 2011).

3(ii).1	Bylaw amendment adopted February 29, 2012.
10.1	Business Financing Agreement dated March 1, 2012 with Bridge Bank, National Association
10.2	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Richard K. Howe.
10.3	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Peter Corrao.
10.4	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Wallace D. Ruiz.
10.5	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and John B. Pisaris.
10.6	Intellectual Property Security Agreement dated March 1, 2012 by and between Inuvo, Inc. and Bridge Bank, National Association.
10.7	Intellectual Property Security Agreements dated March 1, 2012 by and between the subsidaries and Bridge Bank, National Association.
99.1	Joint press release dated March 1, 2012.